Exhibit 99.1

KRAFT FOODS INC. and SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2005 and 2004, and for Each of the

Three Years in the Period Ended December 31, 2005

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars)

	2005	2004
ASSETS
Cash and cash equivalents	$316	$282
Receivables (less allowances of $92 in 2005 and $118 in 2004)	3,385	3,541
Inventories:
Raw materials	1,363	1,367
Finished product	1,980	2,080
	3,343	3,447

Deferred income taxes	879	749
Assets of discontinued operations held for sale		1,458
Other current assets	230	245
Total current assets	8,153	9,722

Property, plant and equipment, at cost:
Land and land improvements	388	400
Buildings and building equipment	3,551	3,545
Machinery and equipment	12,008	11,892
Construction in progress	651	646
	16,598	16,483
Less accumulated depreciation	6,781	6,498
	9,817	9,985

Goodwill	24,648	25,177
Other intangible assets, net	10,516	10,634
Prepaid pension assets	3,617	3,569
Other assets	877	841

TOTAL ASSETS	$57,628	$59,928

	2005	2004
LIABILITIES
Short-term borrowings	$805	$1,818
Current portion of long-term debt	1,268	750
Due to Altria Group, Inc. and affiliates	652	227
Accounts payable	2,270	2,207
Accrued liabilities:
Marketing	1,529	1,637
Employment costs	625	732
Other	1,338	1,537
Income taxes	237	170
Total current liabilities	8,724	9,078

Long-term debt	8,475	9,723
Deferred income taxes	6,067	6,468
Accrued postretirement health care costs	1,931	1,887
Other liabilities	2,838	2,861
Total liabilities	28,035	30,017

Contingencies (Note 18)

SHAREHOLDERS’ EQUITY
Class A common stock, no par value (555,000,000 shares issued in 2005 and 2004)
Class B common stock, no par value (1,180,000,000 shares issued and outstanding in 2005 and 2004)
Additional paid-in capital	23,835	23,762
Earnings reinvested in the business	9,453	8,304
Accumulated other comprehensive losses (including currency translation of $(1,290) in 2005 and $(890) in 2004)	(1,663)	(1,205)
	31,625	30,861

Less cost of repurchased stock (65,119,245 Class A shares in 2005 and 29,644,926 Class A shares in 2004)	(2,032)	(950)

Total shareholders’ equity	29,593	29,911

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$57,628	$59,928

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2005	2004	2003

Net revenues	$34,113	$32,168	$30,498

Cost of sales	21,845	20,281	18,531

Gross profit	12,268	11,887	11,967

Marketing, administration and research costs	7,135	6,658	6,123

Asset impairment and exit costs	479	603	6

(Gains) losses on sales of businesses, net	(108)	3	(31)

Amortization of intangibles	10	11	9

Operating income	4,752	4,612	5,860

Interest and other debt expense, net	636	666	665

Earnings from continuing operations before income taxes and minority interest	4,116	3,946	5,195

Provision for income taxes	1,209	1,274	1,812

Earnings from continuing operations before minority interest	2,907	2,672	3,383

Minority interest in earnings from continuing operations, net	3	3	4

Earnings from continuing operations	2,904	2,669	3,379

(Loss) earnings from discontinued operations, net of income taxes	(272)	(4)	97

Net earnings	$2,632	$2,665	$3,476

Per share data:
Basic earnings per share:
Continuing operations	$1.72	$1.56	$1.95
Discontinued operations	(0.16)		0.06
Net earnings	$1.56	$1.56	$2.01

Diluted earnings per share:
Continuing operations	$1.72	$1.55	$1.95
Discontinued operations	(0.17)		0.06
Net earnings	$1.55	$1.55	$2.01

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of SHAREHOLDERS’ EQUITY

(in millions of dollars, except per share data)

				Accumulated Other Comprehensive Earnings (Losses)
	Class A and B Common Stock	Additional Paid-In Capital	Earnings Reinvested in the Business	Currency Translation Adjustments	Other	Total	Cost of Repurchased Stock	Total Shareholders Equity
Balances, January 1, 2003	$—	$23,655	$4,814	$(2,249)	$(218)	$(2,467)	$(170)	$25,832

Comprehensive earnings:
Net earnings			3,476					3,476
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				755		755		755
Additional minimum pension liability					(68)	(68)		(68)
Change in fair value of derivatives accounted for as hedges					(12)	(12)		(12)
Total other comprehensive earnings								675
Total comprehensive earnings								4,151
Exercise of stock options and issuance of other stock awards		49	(129)				148	68
Cash dividends declared ($0.66 per share)			(1,141)					(1,141)
Class A common stock repurchased							(380)	(380)
Balances, December 31, 2003	—	23,704	7,020	(1,494)	(298)	(1,792)	(402)	28,530

Comprehensive earnings:
Net earnings			2,665					2,665
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				604		604		604
Additional minimum pension liability					(22)	(22)		(22)
Change in fair value of derivatives accounted for as hedges					5	5		5
Total other comprehensive earnings								587
Total comprehensive earnings								3,252
Exercise of stock options and issuance of other stock awards		58	(61)				152	149
Cash dividends declared ($0.77 per share)			(1,320)					(1,320)
Class A common stock repurchased							(700)	(700)
Balances, December 31, 2004	—	23,762	8,304	(890)	(315)	(1,205)	(950)	29,911

Comprehensive earnings:
Net earnings			2,632					2,632
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				(400)		(400)		(400)
Additional minimum pension liability					(48)	(48)		(48)
Change in fair value of derivatives accounted for as hedges					(10)	(10)		(10)
Total other comprehensive earnings								(458)
Total comprehensive earnings								2,174
Exercise of stock options and issuance of other stock awards		52	(12)				(118)	158
Cash dividends declared ($0.87 per share)			(1,471)					(1,471)
Class A common stock repurchased							(1,200)	(1,200)
Other		21						21
Balances, December 31, 2005	$—	$23,835	$9,453	$(1,290)	$(373)	$(1,663)	$(2,032)	$29,593

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2005	2004	2003

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$2,632	$2,665	$3,476

Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	879	879	813
Deferred income tax (benefit) provision	(408)	41	244
(Gains) losses on sales of businesses, net	(108)	3	(31)
Integration costs, net of cash paid	(1)	(1)	(26)
Loss on sale of discontinued operations	32
Impairment loss on discontinued operations		107
Asset impairment and exit costs, net of cash paid	315	493	6
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	65	23	(45)
Inventories	(42)	(65)	197
Accounts payable	74	152	(116)
Income taxes	(33)	(251)	(125)
Amounts due to Altria Group, Inc. and affiliates	273	74	169
Other working capital items	(432)	90	(167)
Change in pension assets and postretirement liabilities, net	(10)	(436)	(419)
Other	228	234	143
Net cash provided by operating activities	3,464	4,008	4,119

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,171)	(1,006)	(1,085)
Purchases of businesses, net of acquired cash		(137)	(98)
Proceeds from sales of businesses	1,668	18	96
Other	28	69	38
Net cash provided by (used in) investing activities	525	(1,056)	(1,049)

See notes to consolidated financial statements.

	2005	2004	2003
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Net (repayment) issuance of short-term borrowings	$(1,005)	$(635)	$819
Long-term debt proceeds	69	832	1,577
Long-term debt repaid	(775)	(842)	(491)
Repayment of notes payable to Altria Group, Inc. and affiliates			(2,757)
Increase (decrease) in amounts due to Altria Group, Inc. and affiliates	107	(585)	(525)
Repurchase of Class A common stock	(1,175)	(688)	(372)
Dividends paid	(1,437)	(1,280)	(1,089)
Other	265	(20)	52
Net cash used in financing activities	(3,951)	(3,218)	(2,786)

Effect of exchange rate changes on cash and cash equivalents	(4)	34	15

Cash and cash equivalents:

Increase (decrease)	34	(232)	299
Balance at beginning of year	282	514	215
Balance at end of year	$316	$282	$514

Cash paid:
Interest	$679	$633	$642
Income taxes	$1,957	$1,610	$1,726

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Background and Basis of Presentation:

Background:

Kraft Foods Inc. (“Kraft”) was incorporated in 2000 in the Commonwealth of Virginia.  Kraft, through its subsidiaries (Kraft and its subsidiaries are hereinafter referred to as the “Company”), is engaged in the manufacture and sale of packaged foods and beverages in the United States, Canada, Europe, Latin America, Asia Pacific and Middle East and Africa.

Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc.  On June 13, 2001, the Company completed an initial public offering (“IPO”) of 280,000,000 shares of its Class A common stock at a price of $31.00 per share.  At December 31, 2005, Altria Group, Inc. held 98.3% of the combined voting power of the Company’s outstanding capital stock and owned 87.2% of the outstanding shares of the Company’s capital stock.

In June 2005, the Company sold substantially all of its sugar confectionery business for pre-tax proceeds of approximately $1.4 billion.  The Company has reflected the results of its sugar confectionery business prior to the closing date as discontinued operations on the consolidated statements of earnings.  The assets related to the sugar confectionery business were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004.

In October 2005, the Company announced that, effective January 1, 2006, its Canadian business will be realigned to better integrate it into the Company’s North American business by product category.  Beginning in the first quarter of 2006, the operating results of the Canadian business will be reported throughout the North American food segments.  In addition, in the first quarter of 2006, the Company’s international businesses will be realigned to reflect the reorganization announced within Europe in November 2005.  Beginning in the first quarter of 2006, the operating results of the Company’s international businesses will be reported in two revised segments – European Union; and to reflect increased management attention to the reporting in the Company’s developing markets - Developing Markets, Oceania and North Asia.  Accordingly, prior period segment results will be restated.

Basis of presentation:

The consolidated financial statements include Kraft, as well as its wholly-owned and majority-owned subsidiaries.  Investments in which the Company exercises significant influence (20% - 50% ownership interest) are accounted for under the equity method of accounting.  Investments in which the Company has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting.  All intercompany transactions and balances between and among Kraft’s subsidiaries have been eliminated.  Transactions between any of the Company’s businesses and Altria Group, Inc. and its affiliates are included in these financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods.  Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes.  Actual results could differ from those estimates.

The Company’s operating subsidiaries generally report year-end results as of the Saturday closest to the end of each year.  This resulted in fifty-three weeks of operating results in the Company’s consolidated statement

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

of earnings for the year ended December 31, 2005, versus fifty-two weeks for the years ended December 31, 2004 and 2003.

As discussed in Note 13. Income Taxes, classification of certain prior years’ amounts have been revised to conform with the current year’s presentation.

Note 2.  Summary of Significant Accounting Policies:

Cash and cash equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets.  Machinery and equipment are depreciated over periods ranging from 3 to 20 years, and buildings and building improvements over periods up to 40 years.

Definite life intangible assets are amortized over their estimated useful lives.  The Company is required to conduct an annual review of goodwill and intangible assets for potential impairment.  Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit.  If the carrying value exceeds the fair value, goodwill is considered impaired.  The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows.  Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset.  If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value.  During the first quarter of 2005, the Company completed its annual review of goodwill and intangible assets and no impairment charges resulted from this review.  However, as part of the sale or pending sale of certain Canadian assets and two brands, the Company recorded total non-cash pre-tax asset impairment charges of $269 million in 2005, which included impairment of goodwill and intangible assets of $13 million and $118 million, respectively, as well as $138 million of asset write-downs.  During 2004, the Company’s annual review of goodwill and intangible assets resulted in a $29 million non-cash pre-tax charge related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico.  A portion of this charge, $12 million, was recorded as asset impairment and exit costs on the consolidated statement of earnings.  The remainder of the charge, $17 million, was included in discontinued operations.

At December 31, 2005 and 2004, goodwill by reportable segment was as follows (in millions):

	2005	2004

U.S. Beverages	$1,293	$1,293
U.S. Cheese, Canada & North America Foodservice	5,366	5,382
U.S. Convenient Meals	1,880	1,880
U.S. Grocery	2,634	2,641
U.S. Snacks & Cereals	8,630	8,658
Europe, Middle East & Africa	4,487	5,014
Latin America & Asia Pacific	358	309
Total goodwill	$24,648	$25,177

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets at December 31, 2005 and 2004, were as follows (in millions):

	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Non-amortizable intangible assets	$10,482		$10,589
Amortizable intangible assets	95	$61	96	$51
Total intangible assets	$10,577	$61	$10,685	$51

Non-amortizable intangible assets consist substantially of brand names purchased through the Nabisco acquisition.  Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements.  Amortization expense for intangible assets was $10 million, $11 million and $9 million for the years ended December 31, 2005, 2004 and 2003, respectively.  Amortization expense for each of the next five years is currently estimated to be approximately $7 million or less.

The movement in goodwill and gross carrying amount of intangible assets is as follows:

	2005		2004
	Goodwill	Intangible Assets	Goodwill	Intangible Assets
	(in millions)

Balance at January 1	$25,177	$10,685	$25,402	$11,516
Changes due to:
Acquisitions			57	71
Reclassification to assets held for sale			(814)	(485)
Currency	(508)	10	495	(7)
Intangible asset impairment	(13)	(118)		(29)
Other	(8)		37	(381)
Balance at December 31	$24,648	$10,577	$25,177	$10,685

Other in 2004, above, includes the reclassification to goodwill of certain amounts previously classified as indefinite life intangible assets, as well as tax adjustments related to the Nabisco acquisition.

Environmental costs:

The Company is subject to laws and regulations relating to the protection of the environment.  The Company provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated.  Such accruals are adjusted as new information develops or circumstances change.

While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

from third parties, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Foreign currency translation:

The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period.  Currency translation adjustments are recorded as a component of shareholders’ equity.  Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees:

The Company accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  Interpretation No. 45 requires the disclosure of certain guarantees and the recognition of a liability for the fair value of the obligation of qualifying guarantee activities.  See Note 18.  Contingencies for a further discussion of guarantees.

Hedging instruments:

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities.  Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction.  Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item.  Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets:

The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company performs undiscounted operating cash flow analyses to determine if an impairment exists.  For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable.  If an impairment is determined to exist, any related impairment loss is calculated based on fair value.  Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” The U.S. accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc.  Income taxes are generally computed on a separate company basis.  To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group, Inc.’s consolidated federal income tax return, the benefit is recognized in the calculation of the Company’s provision for income taxes.  Based on the Company’s current estimate, this benefit is calculated to be approximately $225 million, $70 million and $100 million for the years ended December 31, 2005, 2004 and 2003, respectively.  The increase in 2005 is driven primarily by dividend repatriations and certain legal entity reorganizations.  The Company makes payments to, or is reimbursed by, Altria Group, Inc. for the tax effects resulting from its inclusion in Altria Group, Inc.’s consolidated federal income tax return, including current taxes payable and net changes in tax provisions.  Significant judgment is required in determining

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

income tax provisions and in evaluating tax positions.  The Company establishes additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities.  The Company evaluates and potentially adjusts these provisions in light of changing facts and circumstances.  The consolidated tax provision includes the impact of changes to accruals that are considered appropriate. Upon the closure of current and future tax audits in various jurisdictions, significant income tax accrual reversals could continue to occur, which could trigger reimbursements from Altria Group, Inc.

Inventories:

Inventories are stated at the lower of cost or market.  The last-in, first-out (“LIFO”) method is used to cost a majority of domestic inventories.  The cost of other inventories is principally determined by the average cost method.

In 2004, the FASB issued SFAS No. 151, “Inventory Costs.”  SFAS No. 151 requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges.  In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility.  The Company is required to adopt the provisions of SFAS No. 151 prospectively as of January 1, 2006, but the effect of adoption will not have a material impact on its consolidated results of operations, financial position or cash flows.

Marketing costs:

The Company promotes its products with advertising, consumer incentives and trade promotions.  Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives.  Advertising costs are expensed as incurred.  Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.  For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year.

Revenue recognition:

The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers.  Shipping and handling costs are classified as part of cost of sales.

Software costs:

The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use.  Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation:

The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” which has not resulted in compensation cost for stock options.  The market value at date of grant of restricted stock and rights to receive shares of stock is recorded as compensation expense over the period of restriction (three years).

At December 31, 2005, the Company had stock-based employee compensation plans, which are described more fully in Note 11. Stock Plans.  The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for stock options within those plans.  No compensation expense for employee

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

stock options is reflected in net earnings, as all stock options granted under those plans had an exercise price equal to the market value of the common stock on the date of grant.  Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights to receive shares of stock of $148 million, $106 million and $57 million for the years ended December 31, 2005, 2004 and 2003, respectively.  The following table illustrates the effect on net earnings and earnings per share (“EPS”) if the Company had applied the fair value recognition provisions of SFAS No. 123 to measure compensation expense for outstanding stock option awards (using a modified Black-Scholes methodology) for the years ended December 31, 2005, 2004 and 2003 (in millions, except per share data):

	2005	2004	2003
Net earnings, as reported	$2,632	$2,665	$3,476
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	7	7	12
Pro forma net earnings	$2,625	$2,658	$3,464

Earnings per share:
Basic - as reported	$1.56	$1.56	$2.01
Basic - pro forma	$1.56	$1.56	$2.01

Diluted - as reported	$1.55	$1.55	$2.01
Diluted - pro forma	$1.55	$1.55	$2.00

In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value.  The Company will adopt this new standard prospectively, on January 1, 2006, and the adoption of SFAS No. 123R will not have a material impact on its consolidated financial position, results of operations or cash flows.

Note 3.  Asset Impairment, Exit and Implementation Costs:

Restructuring Program:

In January 2004, the Company announced a three-year restructuring program with the objectives of leveraging the Company’s global scale, realigning and lowering its cost structure, and optimizing capacity utilization.  As part of this program, the Company anticipates the closing or sale of up to 20 plants and the elimination of approximately 6,000 positions.  From 2004 through 2006, the Company expects to incur approximately $1.2 billion in pre-tax charges, reflecting asset disposals, severance and other implementation costs, including $297 million and $641 million incurred in 2005 and 2004, respectively.  Approximately 60% of the pre-tax charges are expected to require cash payments.  In addition, in January 2006, the Company announced plans to continue its restructuring efforts beyond those originally contemplated.  Additional pre-tax charges are anticipated to be $2.5 billion from 2006 to 2009, of which approximately $1.6 billion are expected to require cash payments.  These charges will result in the anticipated closure of up to 20 additional facilities and the elimination of approximately 8,000 additional positions.  Initiatives under the expanded program include additional organizational streamlining and facility closures.  The entire restructuring program is expected to ultimately result in $3.7 billion in pre-tax charges, the closure of up to

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

40 facilities and the elimination of approximately 14,000 positions.  Approximately $2.3 billion of the $3.7 billion in pre-tax charges are expected to require cash payments.

Restructuring Costs:

During 2005 and 2004, pre-tax charges under the restructuring program of $210 million and $583 million, respectively, were recorded as asset impairment and exit costs on the consolidated statements of earnings.  These pre-tax charges resulted from the announcement of the closing of 19 plants since January 2004, of which 6 occurred in 2005, the termination of co-manufacturing agreements in 2004, and the continuation of a number of workforce reduction programs.  Approximately $170 million of the pre-tax charges incurred in 2005 will require cash payments.

Pre-tax restructuring liability activity for the years ended December 31, 2005 and 2004, was as follows:

		Asset
	Severance	Write-downs	Other	Total
	(in millions)
Liability balance, January 1, 2004	$—	$—	$—	$—
Charges	176	363	44	583
Cash spent	(84)		(26)	(110)
Charges against assets	(5)	(363)		(368)
Currency	4		1	5
Liability balance, December 31, 2004	91	—	19	110
Charges	154	30	26	210
Cash spent	(114)		(50)	(164)
Charges against assets	(12)	(30)		(42)
Currency/other	(5)		6	1
Liability balance, December 31, 2005	$114	$—	$1	$115

Severance costs in the above schedule, which relate to the workforce reduction programs, include the cost of related benefits.  Specific programs announced during 2004 and 2005, as part of the overall restructuring program, will result in the elimination of approximately 5,500 positions.  At December 31, 2005, approximately 4,900 of these positions have been eliminated.  Asset write-downs relate to the impairment of assets caused by the plant closings and related activity.  Other costs incurred relate primarily to contract termination costs associated with the plant closings and the termination of co-manufacturing and leasing agreements.  Severance charges taken against assets relate to incremental pension costs, which reduce prepaid pension assets.

Implementation Costs:

During 2005 and 2004, the Company recorded pre-tax implementation costs associated with the restructuring program.  These costs include the discontinuance of certain product lines and incremental costs related to the integration and streamlining of functions and closure of facilities.  Substantially all implementation costs incurred in 2005 will require cash payments.  These costs were recorded on the consolidated statements of earnings as follows:

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	2005	2004
	(in millions)

Net revenues	$2	$7
Cost of sales	56	30
Marketing, administration and research costs	29	13
Total – continuing operations	87	50
Discontinued operations		8
Total implementation costs	$87	$58

Asset Impairment Charges:

During 2005, the Company sold its fruit snacks assets for approximately $30 million and incurred a pre-tax asset impairment charge of $93 million in recognition of the sale.  During December 2005, the Company reached agreements to sell certain assets in Canada and a small biscuit brand in the U.S.  These transactions are expected to close in the first quarter of 2006.  The Company incurred pre-tax asset impairment charges of $176 million in recognition of these pending sales.  These charges, which include the write-off of all associated intangible assets, were recorded as asset impairment and exit costs on the consolidated statement of earnings.

During 2005, the Company completed its annual review of goodwill and intangible assets and no charges resulted from this review.  During 2004, the Company recorded non-cash pre-tax charges of $29 million related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico.  A portion of this charge, $17 million, was reclassified to earnings from discontinued operations on the consolidated statement of earnings in the fourth quarter of 2004.  The remaining charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

In November 2004, following discussions with the Company’s joint venture partner in Turkey and an independent valuation of its equity investment, it was determined that a permanent decline in value had occurred. This valuation resulted in a $47 million non-cash pre-tax charge.  This charge was recorded as marketing, administration and research costs on the consolidated statement of earnings.  During 2005, the Company’s interest in the joint venture was sold.

In June 2005, the Company sold substantially all of its sugar confectionery business for approximately $1.4 billion.  In 2004, as a result of the anticipated transaction, the Company recorded non-cash asset impairments totaling $107 million.  This charge was included in loss from discontinued operations on the consolidated statement of earnings.

In December 2004, the Company announced the sale of its yogurt brand, which closed in the first quarter of 2005.  In 2004, as a result of the anticipated transaction, the Company recorded asset impairments totaling $8 million.  This charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Total:

The pre-tax asset impairment, exit and implementation costs discussed above, for the years ended December 31, 2005 and 2004, were included in the operating companies income of the following segments:

	For the Year Ended December 31, 2005
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Implementation Costs	Total
	(in millions)

U.S. Beverages	$9	$—	$9	$2	$11
U.S. Cheese, Canada & North America Foodservice	33	113	146	20	166
U.S. Convenient Meals	12		12	7	19
U.S. Grocery	6	93	99	2	101
U.S. Snacks & Cereals	6	63	69	24	93
Europe, Middle East & Africa	127		127	26	153
Latin America & Asia Pacific	17		17	6	23
Total – Continuing Operations	$210	$269	$479	$87	$566

	For the Year Ended December 31, 2004
	Restructuring Costs	Asset Impairment	Total Asset Impairment and Exit Costs	Equity Impairment and Implementation Costs	Total
	(in millions)

U.S. Beverages	$9	$—	$9	$4	$13
U.S. Cheese, Canada & North America Foodservice	103	8	111	8	119
U.S. Convenient Meals	41		41	4	45
U.S. Grocery	8		8	6	14
U.S. Snacks & Cereals	222		222	18	240
Europe, Middle East & Africa	180		180	56	236
Latin America & Asia Pacific	20	12	32	1	33
Total – Continuing Operations	583	20	603	97	700
Discontinued Operations		124	124	8	132
Total	$583	$144	$727	$105	$832

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Other:

During 2003, the Company recorded a pre-tax charge of $6 million for asset impairment and exit costs related to the closure of a Nordic snacks plant.  This charge was included in the operating companies income of the Europe, Middle East and Africa segment.

Note 4.  Related Party Transactions:

Altria Group, Inc.’s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology, aviation and tax services.  Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $237 million, $310 million and $318 million for the years ended December 31, 2005, 2004 and 2003, respectively.  The Company performed at a similar cost various functions in 2005 that previously had been provided by Altria Corporate Services, Inc., resulting in a lower service charge in 2005.  These costs were paid to Altria Corporate Services, Inc. monthly.  Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided.  The cost and nature of the services are reviewed annually by the Company’s Audit Committee, which is comprised of independent directors.  The effects of these transactions are included in operating cash flows in the Company’s consolidated statements of cash flows.

During 2005, the Company repatriated certain foreign earnings as part of Altria Group, Inc.’s dividend repatriation plan under provisions of the American Jobs Creation Act.  Increased taxes for this repatriation of $21 million, were reimbursed by Altria Group, Inc.  The reimbursement was reported in the Company’s financial statements as an increase to additional paid-in capital.

In December 2005, the Company purchased an airport hangar and certain personal property located at the hangar in Milwaukee, Wisconsin, from Altria Corporate Services, Inc. for an aggregate purchase price of approximately $3.3 million.

In December 2004, the Company purchased two corporate aircraft from Altria Corporate Services, Inc. for an aggregate purchase price of approximately $47 million.  The Company also entered into an Aircraft Management Agreement with Altria Corporate Services, Inc. in December 2004, pursuant to which Altria Corporate Services, Inc. agreed to perform aircraft management, pilot services, maintenance and other aviation services for the Company.

During 2004, Altria Corporate Services, Inc. provided to the Company certain financial services, including payroll and accounts payable processing, at a cost of approximately $25 million, which was included in the $310 million charge shown above.  In 2005, the Company performed these functions for itself at a similar cost.

At December 31, 2005 and 2004, the Company had short-term amounts payable to Altria Group, Inc. of $652 million and $227 million, respectively.  The amounts payable to Altria Group, Inc. generally include accrued dividends, taxes and service fees.  Interest on intercompany borrowings is based on the applicable London Interbank Offered Rate.

The fair values of the Company’s short-term amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Divestitures:

Discontinued Operations:

In June 2005, the Company sold substantially all of its sugar confectionery business for pre-tax proceeds of approximately $1.4 billion.  The sale included the Life Savers, Creme Savers, Altoids, Trolli and Sugus brands.  The Company has reflected the results of its sugar confectionery business prior to the closing date as discontinued operations on the consolidated statements of earnings for all years presented.  Pursuant to the sugar confectionery sale agreement, the Company has agreed to provide certain transition and supply services to the buyer.  These service arrangements are primarily for terms of one year or less, with the exception of one supply arrangement with a term of not more than three years.  The expected cash flow from this supply arrangement is not significant.

Summary results of operations for the sugar confectionery business were as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)

Net revenues	$228	$477	$512

Earnings before income taxes	$41	$103	$151
Impairment loss on assets of discontinued operations held for sale		(107)
Provision for income taxes	(16)		(54)
Loss on sale of discontinued operations	(297)	—	—
(Loss) earnings from discontinued operations, net of income taxes	$(272)	$(4)	$97

The loss on sale of discontinued operations, above, for the year ended December 31, 2005, related largely to taxes on the transaction.

The assets of the sugar confectionery business, which were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004, were as follows (in millions):

Inventories	$65
Property, plant and equipment, net	201
Goodwill	814
Other intangible assets, net	485
Impairment loss on assets of discontinued operations held for sale	(107)
Assets of discontinued operations held for sale	$1,458

Other:

During 2005, the Company sold its fruit snacks assets, and incurred a pre-tax asset impairment charge of $93 million in recognition of this sale.  Additionally, during 2005, the Company sold its U.K. desserts assets, its U.S. yogurt brand, a small business in Colombia, a minor trademark in Mexico and a small equity

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

investment in Turkey.  The aggregate proceeds received from these sales were $238 million, on which the Company recorded pre-tax gains of $108 million.  In December 2005, the Company announced the sale of certain Canadian assets and a small U.S. biscuit brand, incurring pre-tax asset impairment charges of $176 million in recognition of these sales.  These transactions are expected to close in the first quarter of 2006.

During 2004, the Company sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway.  The aggregate proceeds received from the sale of these businesses were $18 million, on which pre-tax losses of $3 million were recorded.

During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from sales of businesses were $96 million, on which the Company recorded pre-tax gains of $31 million.

The operating results of the other divestitures, discussed above, in the aggregate, were not material to the Company’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 6.  Acquisitions:

During 2004, the Company acquired a U.S.-based beverage business for a total cost of $137 million.  During 2003, the Company acquired a biscuits business in Egypt, trademarks associated with a small U.S.-based natural foods business and other smaller acquisitions for a total cost of $98 million.  The effects of these acquisitions were not material to the Company’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 7.  Inventories:

The cost of approximately 40% and 37% of inventories in 2005 and 2004, respectively, was determined using the LIFO method.  The stated LIFO amounts of inventories were approximately $71 million and $81 million higher than the current cost of inventories at December 31, 2005 and 2004, respectively.

Note 8.  Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2005 and 2004, the Company’s short-term borrowings and related average interest rates consisted of the following:

	2005		2004
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
	(in millions)

Commercial paper	$407	4.3%	$1,668	2.4%
Bank loans	398	5.5	150	9.0
	$805		$1,818

The fair values of the Company’s short-term borrowings at December 31, 2005 and 2004, based upon current market interest rates, approximate the amounts disclosed above.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The Company maintains revolving credit facilities that have historically been used to support the issuance of commercial paper.  In April 2005, the Company terminated its $2.0 billion, multi-year revolving credit facility expiring in July 2006 and its $2.5 billion, 364-day revolving credit facility expiring in July 2005 and replaced them with a new $4.5 billion, multi-year revolving credit facility that expires in April 2010.  At December 31, 2005, the credit line for the Company and the related activity were as follows (in billions of dollars):

Type	Credit Line	Amount Drawn	Commercial Paper Outstanding

Multi-year	$4.5	$—	$0.4

The Company’s revolving credit facility, which is for its sole use, requires the maintenance of a minimum net worth of $20.0 billion.  At December 31, 2005, the Company’s net worth was $29.6 billion.  The Company expects to continue to meet this covenant.  The revolving credit facility does not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

In addition to the above, certain international subsidiaries of Kraft maintain credit lines to meet the short-term working capital needs of the international businesses.  These credit lines, which amounted to approximately $1.3 billion as of December 31, 2005, are for the sole use of the Company’s international businesses.  Borrowings on these lines amounted to approximately $400 million and $150 million at December 31, 2005 and 2004, respectively.

Note 9.  Long-Term Debt:

At December 31, 2005 and 2004, the Company’s long-term debt consisted of the following:

	2005	2004
	(in millions)
Notes, 4.00% to 7.55% (average effective rate 5.49%), due through 2031	$9,537	$10,259
7% Debenture (effective rate 11.32%), $200 million face amount, due 2011	165	161
Foreign currency obligations	16	15
Other	25	38
	9,743	10,473
Less current portion of long-term debt	(1,268)	(750)
	$8,475	$9,723

Aggregate maturities of long-term debt are as follows (in millions):

2006	$1,268
2007	1,405
2008	707
2009	754
2010	1
2011-2015	4,893
Thereafter	751

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company’s long-term debt, including the current portion of long-term debt, was $9,945 million and $11,017 million at December 31, 2005 and 2004, respectively.

Note 10.  Capital Stock:

The Company’s articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock.  Shares of Class A common stock issued, repurchased and outstanding were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding

Balance at January 1, 2003	555,000,000	(4,381,150)	550,618,850
Repurchase of shares		(12,508,908)	(12,508,908)
Exercise of stock options and issuance of other stock awards		3,827,182	3,827,182

Balance at December 31, 2003	555,000,000	(13,062,876)	541,937,124
Repurchase of shares		(21,543,660)	(21,543,660)
Exercise of stock options and issuance of other stock awards		4,961,610	4,961,610

Balance at December 31, 2004	555,000,000	(29,644,926)	525,355,074
Repurchase of shares		(39,157,600)	(39,157,600)
Exercise of stock options and issuance of other stock awards		3,683,281	3,683,281

Balance at December 31, 2005	555,000,000	(65,119,245)	489,880,755

Kraft repurchases its Class A common stock in open market transactions.  During December 2004, the Company began a $1.5 billion two-year share repurchase program.  During 2005, the Company repurchased 39.2 million shares of its Class A common stock at a cost of $1.2 billion, an average price of $30.65 per share.  As of December 31, 2005, the Company had repurchased 40.6 million shares of its Class A common stock, under its $1.5 billion authority, at an aggregate cost of $1.25 billion.  During December 2004, Kraft completed its multi-year $700 million Class A common stock repurchase program, acquiring 21,718,847 Class A shares at an average price of $32.23 per share.  During December 2003, Kraft completed its $500 million Class A common stock repurchase program, acquiring 15,308,458 Class A shares at an average price of $32.66 per share.

Class B common shares issued and outstanding at December 31, 2005 and 2004 were 1.18 billion.  Altria Group, Inc. holds 276.5 million Class A common shares and all of the Class B common shares at December 31, 2005.  There are no preferred shares issued and outstanding.  Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each.  Therefore, Altria Group, Inc. holds 98.3% of the combined voting power of the Company’s outstanding capital stock at December 31, 2005.  At

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 170,243,228 shares of common stock were reserved for stock options and other stock awards.

Note 11.  Stock Plans:

In 2005, the Company’s Board of Directors adopted, and the stockholders approved, the Kraft 2005 Performance Incentive Plan (the “2005 Plan”).  The 2005 Plan replaced the Company’s 2001 Performance Incentive Plan (the “2001 Plan”).  Under the 2005 Plan, the Company may grant to eligible employees awards of stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other awards based on the Company’s Class A common stock, as well as performance-based annual and long-term incentive awards.  A maximum of 150 million shares of the Company’s Class A common stock may be issued under the 2005 Plan, of which no more than 45 million shares may be awarded as restricted stock.  In addition, the Company may grant up to 500,000 shares of Class A common stock to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries, under the Kraft Directors Plan (the “2001 Directors Plan”).  Shares available to be granted under the 2005 Plan and the 2001 Directors Plan at December 31, 2005, were 149,879,210 and 439,367, respectively.  Restricted shares available for grant under the 2005 Plan at December 31, 2005, were 44,879,210.

The Company applies the intrinsic value-based methodology in accounting for the various stock plans.  Accordingly, no compensation expense has been recognized other than for restricted stock awards.  In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value.  The Company will adopt this new standard prospectively, on January 1, 2006, and the adoption of SFAS No. 123R will not have a material impact on its consolidated financial position, results of operations or cash flows.

Stock option activity was as follows for the years ended December 31, 2003, 2004 and 2005:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable

Balance at January 1, 2003	19,291,672	$31.00	696,615
Options exercised	(346,868)	31.00
Options canceled	(663,027)	31.00
Balance at December 31, 2003	18,281,777	31.00	17,032,740
Options exercised	(1,405,312)	31.00
Options canceled	(687,601)	31.00
Balance at December 31, 2004	16,188,864	31.00	15,190,716
Options exercised	(338,774)	31.00
Options canceled	(704,250)	31.00
Balance at December 31, 2005	15,145,840	31.00	14,457,609

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the status of the Company’s stock options outstanding and exercisable as of December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$30.54 – $39.51	15,145,840	5 years	$31.00	14,457,609	$31.00

Prior to the IPO, certain employees of the Company participated in Altria Group, Inc.’s stock compensation plans.  Altria Group, Inc. does not intend to issue additional Altria Group, Inc. stock compensation to the Company’s employees, except for reloads of previously issued options.  Altria Group, Inc. accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” which did not result in compensation cost for stock options.

The Company’s employees held options to purchase the following number of shares of Altria Group, Inc. stock at December 31, 2005:

	Options Outstanding				Options Exercisable
Rangeof Exercise Prices	Number Outstanding	Average Remaining Contractual Life		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$21.34	3,528,660	4	years	$21.34	3,528,660	$21.34
34.90 – 52.20	15,553,022	4		42.27	15,553,022	42.27
52.84 – 74.35	1,162,409	4		63.61	888,740	61.53
	20,244,091			39.85	19,970,422	39.43

At December 31, 2004 and 2003, the Company’s employees held options to purchase the following number of shares of Altria Group, Inc. stock: 29,487,149 shares at an average exercise price of $38.38 per share at December 31, 2004; and 39,241,651 shares at an average exercise price of $37.25 per share at December 31, 2003.  Of these amounts, the following were exercisable at each date: 29,033,020 at an average exercise price of $38.19 per share at December 31, 2004; and 39,025,325 at an average exercise price of $37.19 per share at December 31, 2003.

Had compensation cost for stock option awards under the Kraft plans and Altria Group, Inc. plans been determined by using the fair value at the grant date, the Company’s net earnings and basic and diluted EPS would have been $2,625 million, $1.56 and $1.55, respectively, for the year ended December 31, 2005; $2,658 million, $1.56 and $1.55, respectively, for the year ended December 31, 2004; and $3,464 million, $2.01 and $2.00, respectively, for the year ended December 31, 2003.  The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	Risk-Free Interest Rate	Weighted Average Expected Life		Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2005 Altria Group, Inc.	3.87%	4	years	32.90%	4.43%	$14.08
2004 Altria Group, Inc.	2.99	4		36.63	5.39	10.30
2003 Altria Group, Inc.	2.68	4		37.61	6.04	8.76

The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights.  Such shares and rights are subject to forfeiture if certain employment conditions are not met.  During 2005, 2004 and 2003, the Company granted approximately 4.2 million, 4.1 million and 3.7 million restricted Class A shares, respectively, to eligible U.S.-based employees, and during 2005, 2004 and 2003, also issued to eligible non-U.S. employees rights to receive approximately 1.8 million, 1.9 million and 1.6 million Class A equivalent shares, respectively.  The market value per restricted share or right was $33.32, $32.23 and $36.56 on the dates of the 2005, 2004 and 2003 grants, respectively.  At December 31, 2005, restrictions on these shares and rights, net of forfeitures, lapse as follows:  2006 – 4,140,552 shares; 2007 – 5,079,097 shares; 2008 – 5,596,297 shares; 2009 – 100,000 shares; 2010 – 69,170 shares; and 2012 – 100,000 shares.

The fair value of the shares of restricted stock and rights to receive shares of stock at the date of grant is amortized to expense ratably over the restriction period.  The Company recorded compensation expense related to the restricted stock and rights of $148 million, $106 million and $57 million for the years ended December 31, 2005, 2004 and 2003, respectively.  The unamortized portion, which is reported on the consolidated balance sheets as a reduction of shareholders’ equity, was $202 million and $190 million at December 31, 2005 and 2004, respectively.

Note 12.  Earnings Per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)

Earnings from continuing operations	$2,904	$2,669	$3,379
(Loss) earnings from discontinued operations	(272)	(4)	97
Net earnings	$2,632	$2,665	$3,476
Weighted average shares for basic EPS	1,684	1,709	1,727
Plus incremental shares from assumed conversions of stock options, restricted stock and stock rights	9	5	1
Weighted average shares for diluted EPS	1,693	1,714	1,728

Incremental shares from assumed conversions are calculated as the number of shares that would be issued, net of the number of shares that could be purchased in the marketplace with the cash received upon stock option exercise or, in the case of restricted stock and rights, the number of shares corresponding to the unamortized compensation expense.  For 2005 and 2004, the number of stock options excluded from the

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

calculation of weighted average shares for diluted EPS because their effects were antidilutive (i.e. the cash that would be received upon exercise is greater than the average market price of the stock during the period) was immaterial.  For the 2003 computation, 18 million Class A common stock options were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive.

Note 13.  Income Taxes:

Earnings from continuing operations before income taxes and minority interest, and provision for income taxes consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)
Earnings from continuing operations before income taxes and minority interest:
United States	$2,774	$2,616	$3,574
Outside United States	1,342	1,330	1,621
Total	$4,116	$3,946	$5,195

Provision for income taxes:
United States federal:
Current	$876	$675	$967
Deferred	(210)	69	153
	666	744	1,120
State and local	115	112	145
Total United States	781	856	1,265

Outside United States:
Current	466	403	456
Deferred	(38)	15	91
Total outside United States	428	418	547
Total provision for income taxes	$1,209	$1,274	$1,812

The loss from discontinued operations for the year ended December 31, 2005, includes additional tax expense of $280 million from the sale of the sugar confectionery business.  The loss from discontinued operations for the year ended December 31, 2004, included a deferred income tax benefit of $43 million.

At December 31, 2005, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $3.6 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.

In October 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law.  The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated.  In 2005, the Company repatriated approximately $500 million of earnings under the provisions of the Jobs Act.  Deferred taxes had previously been provided for a portion of the dividends to be remitted.  The reversal of the deferred taxes more than offset the tax costs to repatriate the earnings and resulted in a net tax reduction of $28 million in the consolidated income tax provision during 2005, the majority of which was recorded during the second quarter.

The Jobs Act also provides tax relief to U.S. domestic manufacturers by providing a tax deduction related to a percentage of the lesser of “qualified production activities income” or taxable income.  The deduction,

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

which was 3% in 2005, increases to 9% by 2010.  In accordance with SFAS No. 109, the Company will recognize these benefits in the year earned.  The tax benefit in 2005 was approximately $25 million.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003

U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1.8	1.8	1.8
Reversal of taxes no longer required	(2.6)	(2.9)
Foreign rate differences, net of repatriation impacts	(2.8)	(0.1)	(0.4)
Other	(2.0)	(1.5)	(1.5)
Effective tax rate	29.4%	32.3%	34.9%

The tax rate in 2005 includes the settlement of an outstanding U.S. tax claim of $24 million in the second quarter; $82 million from the resolution of outstanding items in the Company’s international operations, the majority of which was in the first quarter, and $33 million of tax impacts associated with the sale of a U.S. biscuit brand.  The 2005 rate also includes a $53 million aggregate benefit from the domestic manufacturers’ deduction provision and the dividend repatriation provision of the Jobs Act.  The tax provision in 2004 includes an $81 million favorable resolution of an outstanding tax item, the majority of which occurred in the third quarter of 2004, and the reversal of $35 million of tax accruals that were no longer required due to tax events that occurred during the first quarter of 2004.

The Company is regularly audited by federal, state and foreign tax authorities, and these audits are at various stages at any given time.  The Company anticipates several domestic and foreign audits will close in 2006 with favorable settlements.  Any tax contingency reserves in excess of additional assessed liabilities will be reversed at the time the audits close.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2005 and 2004:

	2005	2004
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$902	$902
Other	691	397
Total deferred income tax assets	1,593	1,299

Deferred income tax liabilities:
Trade names	(3,966)	(4,010)
Property, plant and equipment	(1,734)	(1,883)
Prepaid pension costs	(1,081)	(1,125)
Total deferred income tax liabilities	(6,781)	(7,018)

Net deferred income tax liabilities	$(5,188)	$(5,719)

To conform with the current year’s presentation, the amounts shown above at December 31, 2004 have been revised from previously reported amounts to reflect state deferred tax amounts that were previously included in other liabilities on the consolidated balance sheet.  As a result, deferred income tax liabilities on

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

the December 31, 2004 consolidated balance sheet increased $618 million from $5,850 million to $6,468 million, with a corresponding reduction in other liabilities.

Note 14.  Segment Reporting:

The Company manufactures and markets packaged food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products.  Kraft manages and reports operating results through two units, Kraft North America Commercial and Kraft International Commercial.  Reportable segments for Kraft North America Commercial are organized and managed principally by product category.  Kraft North America Commercial’s segments are U.S. Beverages; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; U.S. Grocery; and U.S. Snacks & Cereals. Kraft International Commercial’s operations are organized and managed by geographic location.  Kraft International Commercial’s segments are Europe, Middle East & Africa; and Latin America & Asia Pacific.

In October 2005, the Company announced that, effective January 1, 2006, its Canadian business will be realigned to better integrate it into the Company’s North American business by product category.  Beginning in the first quarter of 2006, the operating results of the Canadian business will be reported throughout the North American food segments.  In addition, in the first quarter of 2006, the Company’s international businesses will be realigned to reflect the reorganization announced within Europe in November 2005.  Beginning in the first quarter of 2006, the operating results of the Company’s international businesses will be reported in two revised segments — European Union; and to reflect increased management attention to the reporting in the Company’s developing markets — Developing Markets, Oceania and North Asia.  Accordingly, prior period segment results will be restated.

The Company’s management uses operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze the business performance and trends of the various business segments.  Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are not included in the measure of segment profitability reviewed by management.  The Company’s assets, which are principally in the United States and Europe, are managed geographically.  The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Segment data were as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)

Net revenues:
U.S. Beverages	$2,852	$2,555	$2,433
U.S. Cheese, Canada & North America Foodservice	7,774	7,420	6,716
U.S. Convenient Meals	4,497	4,250	4,058
U.S. Grocery	2,421	2,425	2,388
U.S. Snacks & Cereals	5,749	5,410	5,342
Europe, Middle East & Africa	7,999	7,522	7,014
Latin America & Asia Pacific	2,821	2,586	2,547
Net revenues	$34,113	$32,168	$30,498

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Earnings from continuing operations before income taxes and minority interest:
Operating companies income:
U.S. Beverages	$458	$479	$630
U.S. Cheese, Canada & North America Foodservice	1,018	989	1,271
U.S. Convenient Meals	741	771	817
U.S. Grocery	743	894	894
U.S. Snacks & Cereals	871	737	1,046
Europe, Middle East & Africa	798	683	1,002
Latin America & Asia Pacific	324	250	391
Amortization of intangibles	(10)	(11)	(9)
General corporate expenses	(191)	(180)	(182)
Operating income	4,752	4,612	5,860
Interest and other debt expense, net	(636)	(666)	(665)
Earnings from continuing operations before income taxes and minority interest	$4,116	$3,946	$5,195

The Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 14%, 14% and 12% of consolidated net revenues for 2005, 2004 and 2003, respectively.  These net revenues occurred primarily in the United States and were across all segments.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Net revenues by consumer sector, which include the separation of Canada and North America Foodservice into sector components, were as follows for the years ended December 31, 2005, 2004 and 2003:

	For the Year Ended December 31, 2005
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)
Consumer Sector:
Snacks	$5,372	$4,161	$9,533
Beverages	3,320	3,840	7,160
Cheese & Dairy	4,952	1,568	6,520
Grocery	4,613	876	5,489
Convenient Meals	5,036	375	5,411
Total net revenues	$23,293	$10,820	$34,113

	For the Year Ended December 31, 2004
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)
Consumer Sector:
Snacks	$5,106	$3,895	$9,001
Beverages	2,990	3,506	6,496
Cheese & Dairy	4,762	1,455	6,217
Grocery	4,426	882	5,308
Convenient Meals	4,776	370	5,146
Total net revenues	$22,060	$10,108	$32,168

	For the Year Ended December 31, 2003
	Kraft North America Commercial	Kraft International Commercial	Total
	(in millions)
Consumer Sector:
Snacks	$4,974	$3,630	$8,604
Beverages	2,823	3,338	6,161
Cheese & Dairy	4,242	1,392	5,634
Grocery	4,346	839	5,185
Convenient Meals	4,552	362	4,914
Total net revenues	$20,937	$9,561	$30,498

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Items affecting the comparability of the Company’s continuing operating results were as follows:

•                  Asset Impairment, Exit and Implementation Costs — As discussed in Note 3. Asset Impairment, Exit and Implementation Costs, the Company recorded charges for these items of $566 million, $700 million and $6 million for the years ended December 31, 2005, 2004 and 2003, respectively.  See Note 3 for the breakdown of these pre-tax charges by segment.

•                  (Gains) Losses on Sales of Businesses — During 2005, the Company sold its fruit snacks assets, U.K. desserts assets, U.S. yogurt brand, a small business in Colombia, a minor trademark in Mexico and a small equity investment in Turkey for aggregate pre-tax gains of $108 million.  During 2004, the Company sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway for aggregate pre-tax losses of $3 million.  During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy for aggregate pre-tax gains of $31 million.  These pre-tax (gains) losses were included in the operating companies income of the following segments:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)

U.S. Cheese, Canada & North America Foodservice	$(1)	$—	$—
U.S. Grocery	2
Europe, Middle East & Africa	(113)	(5)	(31)
Latin America & Asia Pacific	4	8
(Gains) losses on sales of businesses	$(108)	$3	$(31)

See Notes 5 and 6, respectively, regarding divestitures and acquisitions.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Depreciation expense from continuing operations:
U.S. Beverages	$60	$56	$57
U.S. Cheese, Canada & North America Foodservice	166	169	154
U.S. Convenient Meals	98	90	83
U.S. Grocery	36	54	53
U.S. Snacks & Cereals	191	186	186
Europe, Middle East & Africa	253	252	221
Latin America & Asia Pacific	63	57	45
Total depreciation expense from continuing operations	867	864	799
Depreciation expense from discontinued operations	2	4	5
Total depreciation expense	$869	$868	$804

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Capital expenditures from continuing operations:
U.S. Beverages	$135	$84	$81
U.S. Cheese, Canada & North America Foodservice	214	183	157
U.S. Convenient Meals	121	121	149
U.S. Grocery	54	48	59
U.S. Snacks & Cereals	196	177	221
Europe, Middle East & Africa	330	307	276
Latin America & Asia Pacific	121	82	126
Total capital expenditures from continuing operations	1,171	1,002	1,069
Capital expenditures from discontinued operations		4	16
Total capital expenditures	$1,171	$1,006	$1,085

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill, other intangible assets, net, and prepaid pension assets) were as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Net revenues:
United States	$21,054	$20,057	$19,087
Europe	7,678	7,205	6,723
Other	5,381	4,906	4,688
Total net revenues	$34,113	$32,168	$30,498

Total assets:
United States	$42,851	$44,293	$44,674
Europe	9,935	10,872	10,114
Other	4,842	4,763	4,497
Total assets	$57,628	$59,928	$59,285

Long-lived assets:
United States	$6,153	$5,998	$6,451
Europe	2,663	3,010	2,757
Other	1,878	1,818	1,831
Total long-lived assets	$10,694	$10,826	$11,039

Note 15.  Benefit Plans:

The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees.  Pension coverage for employees of the Company’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements.  In addition, the Company’s U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees.  Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

The plan assets and benefit obligations of the Company’s U.S. and Canadian pension plans are measured at December 31 of each year and all other non-U.S. pension plans are measured at September 30 of each year.  The benefit obligations of the Company’s postretirement plans are measured at December 31 of each year.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of the Company’s pension plans at December 31, 2005 and 2004, were as follows:

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
	(in millions)
Benefit obligation at January 1	$6,113	$5,546	$3,472	$2,910
Service cost	165	141	80	67
Interest cost	345	347	170	156
Benefits paid	(530)	(435)	(179)	(149)
Settlements	87	30
Actuarial losses	118	478	403	131
Currency			(207)	315
Other	7	6	23	42
Benefit obligation at December 31	6,305	6,113	3,762	3,472

Fair value of plan assets at January 1	6,294	5,802	2,445	1,866
Actual return on plan assets	313	639	400	203
Contributions	230	299	172	254
Benefits paid	(508)	(443)	(133)	(106)
Currency			(113)	218
Actuarial (losses) gains	(3)	(3)	(7)	10
Fair value of plan assets at December 31	6,326	6,294	2,764	2,445

Funded status (plan assets in excess of (less than) benefit obligations) at December 31	21	181	(998)	(1,027)
Unrecognized actuarial losses	2,736	2,617	1,108	1,029
Unrecognized prior service cost	29	26	47	54
Additional minimum liability	(69)	(67)	(495)	(416)
Unrecognized net transition obligation			6	7
Net prepaid pension asset (liability) recognized	$2,717	$2,757	$(332)	$(353)

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $2,385 million and $2,404 million at December 31, 2005 and 2004, respectively.  These amounts were recognized in the Company’s consolidated balance sheets at December 31, 2005 and 2004, as prepaid pension assets of $3,617 million and $3,569 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1,232 million and $1,165 million, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2005 and 2004 was as follows:

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
	(in millions)
Decrease (increase) in minimum liability included in other comprehensive earnings (losses), net of tax	$—	$14	$(48)	$(36)

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $5,580 million and $5,327 million at December 31, 2005 and 2004, respectively.  The accumulated benefit obligation for the non-U.S. pension plans was $3,494 million and $3,251 million at December 31, 2005 and 2004, respectively.

At December 31, 2005 and 2004, certain of the Company’s U.S. pension plans were underfunded, with projected benefit obligations, accumulated benefit obligations and the fair value of plan assets of $268 million, $211 million and $14 million, respectively, in 2005, and $260 million, $188 million and $11 million, respectively, in 2004.  The majority of these relate to plans for salaried employees that cannot be funded under IRS regulations.  For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $2,134 million, $1,993 million and $1,088 million, respectively, as of December 31, 2005, and $2,012 million, $1,877 million and $950 million, respectively, as of December 31, 2004.

The following weighted-average assumptions were used to determine the Company’s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Discount rate	5.60%	5.75%	4.44%	5.18%
Rate of compensation increase	4.00	4.00	3.11	3.11

The Company’s 2005 year end U.S. and Canadian plans discount rates were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations.  The 2005 year end discount rates for the Company’s non-U.S. plans were developed from local bond indices that match local benefit obligations as closely as possible.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Components of Net Periodic Benefit Cost

Net periodic pension cost (income) consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	U.S. Plans			Non-U.S. Plans
	2005	2004	2003	2005	2004	2003
	(in millions)

Service cost	$165	$141	$135	$80	$67	$58
Interest cost	345	347	338	170	156	136
Expected return on plan assets	(507)	(575)	(587)	(190)	(178)	(146)
Amortization:
Unrecognized net loss from experience differences	166	89	15	47	32	18
Prior service cost	4	3	2	8	9	8
Other expense	83	41	51	25	7
Net pension cost (income)	$256	$46	$(46)	$140	$93	$74

During 2005, employees left the Company under workforce reduction programs, resulting in settlement losses of $10 million for the U.S. plans.  In addition, retiring employees elected lump-sum payments, resulting in settlement losses of $73 million, $41 million and $51 million in 2005, 2004 and 2003, respectively.  Non-U.S. plant closures and early retirement benefits resulted in curtailment and settlement losses of $25 million and $7 million in 2005 and 2004, respectively.

The following weighted-average assumptions were used to determine the Company’s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.25%	6.50%	5.18%	5.41%	5.56%
Expected rate of return on plan assets	8.00	9.00	9.00	7.82	8.31	8.41
Rate of compensation increase	4.00	4.00	4.00	3.11	3.11	3.12

The Company’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees.  The Company’s contributions and costs are determined by the matching of employee contributions, as defined by the plans.  Amounts charged to expense for defined contribution plans totaled $94 million, $92 million and $84 million in 2005, 2004 and 2003, respectively.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Plan Assets

The percentage of fair value of pension plan assets at December 31, 2005 and 2004, was as follows:

	U.S. Plans		Non - U.S. Plans
Asset Category	2005	2004	2005	2004
Equity securities	74%	73%	60%	60%
Debt securities	25	26	34	35
Real estate			3	3
Other	1	1	3	2
Total	100%	100%	100%	100%

The Company’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term.  Accordingly, the composition of the Company’s U.S. plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities.  The strategy utilizes indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country.  These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans.  In aggregate, the actual asset allocations of the non-U.S. plans are virtually identical to their respective asset policy targets.

The Company attempts to mitigate investment risk by rebalancing between equity and debt asset classes as the Company’s contributions and monthly benefit payments are made.

The Company presently makes, and plans to make, contributions, to the extent that they do not generate an excise tax liability, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans.  Currently, the Company anticipates making contributions of approximately $140 million in 2006 to its U.S. plans and approximately $106 million in 2006 to its non-U.S. plans, based on current tax law.  However, these estimates are subject to change as a result of many factors, including changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or significant changes in interest rates.

The estimated future benefit payments from the Company’s pension plans at December 31, 2005, were as follows:

	U.S. Plans	Non - U.S. Plans
	(in millions)
2006	$347	$180
2007	406	182
2008	361	185
2009	404	190
2010	444	196
2011-2015	2,751	1,042

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)

Service cost	$48	$43	$41
Interest cost	170	173	173
Amortization:
Unrecognized net loss from experience differences	61	46	40
Unrecognized prior service cost	(26)	(25)	(25)
Net postretirement health care costs	$253	$237	$229

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”).  The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”).  FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

The Company adopted FSP 106-2 in the third quarter of 2004.  The impact for 2005 and 2004 was a reduction of pre-tax net postretirement health care costs and an increase in net earnings.  The amounts in the table above reflect the following benefits:

	2005	2004
	(in millions)

Service cost	$7	$3
Interest cost	23	10
Amortization of unrecognized net loss from experience differences	25	11
Reduction of pre-tax net postretirement healthcare costs and an increase in net earnings	$55	$24

In addition, as of July 1, 2004, the Company reduced its accumulated postretirement benefit obligation for the subsidy related to benefits attributed to past service by $315 million and decreased its unrecognized actuarial losses by the same amount.

The following weighted-average assumptions were used to determine the Company’s net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.25%	6.50%	5.75%	6.50%	6.75%
Health care cost trend rate	8.00	10.00	8.00	9.50	8.00	7.00

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

In 2006, the discount rate used to determine the Company’s net postretirement cost will be 5.60% for its U.S. plans and 5.00% for its Canadian plans, and the health care cost trend rate will be 8.00% for its U.S. plans and 9.00% for its Canadian plans.

The Company’s postretirement health care plans are not funded.  The changes in the accumulated benefit obligation and net amount accrued at December 31, 2005 and 2004, were as follows:

	2005	2004
	(in millions)

Accumulated postretirement benefit obligation at January 1	$2,931	$2,955
Service cost	48	43
Interest cost	170	173
Benefits paid	(220)	(239)
Plan amendments	(4)
Medicare Prescription Drug, Improvement and Modernization Act of 2003		(315)
Currency	2	10
Assumption changes	203	268
Actuarial losses	133	36
Accumulated postretirement benefit obligation at December 31	3,263	2,931

Unrecognized actuarial losses	(1,280)	(1,005)
Unrecognized prior service cost	156	178
Accrued postretirement health care costs	$2,139	$2,104

The current portion of the Company’s accrued postretirement health care costs of $208 million and $217 million at December 31, 2005 and 2004, respectively, is included in other accrued liabilities on the consolidated balance sheets.

The following weighted-average assumptions were used to determine the Company’s postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2005	2004	2005	2004
Discount rate	5.60%	5.75%	5.00%	5.75%
Health care cost trend rate assumed for next year	8.00	8.00	9.00	9.50
Ultimate trend rate	5.00	5.00	6.00	6.00
Year that the rate reaches the ultimate trend rate	2009	2008	2012	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2005:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	14.7%	(11.9)%
Effect on postretirement benefit obligation	10.6	(8.8)

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The Company’s estimated future benefit payments for its postretirement health care plans at December 31, 2005, were as follows:

	U.S. Plans	Canadian Plans
	(in millions)

2006	$201	$7
2007	208	7
2008	208	8
2009	208	8
2010	206	8
2011-2015	1,031	48

Postemployment Benefit Plans

Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees.  The cost of these plans is charged to expense over the working life of the covered employees.  Net postemployment costs consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)

Service cost	$7	$7	$10
Amortization of unrecognized net gains	(7)	(7)	(5)
Other expense	139	167	1
Net postemployment costs	$139	$167	$6

As previously discussed in Note 3. Asset Impairment, Exit and Implementation Costs, the Company announced several workforce reduction programs during 2005 and 2004 as part of the overall restructuring program.  The cost of these programs, $139 million and $167 million in 2005 and 2004, respectively, is included in other expense, above.

The Company’s postemployment plans are not funded.  The changes in the benefit obligations of the plans at December 31, 2005 and 2004, were as follows:

	2005	2004
	(in millions)

Accumulated benefit obligation at January 1	$252	$241
Service cost	7	7
Restructuring program	139	167
Benefits paid	(158)	(135)
Actuarial losses (gains)	14	(28)
Accumulated benefit obligation at December 31	254	252
Unrecognized experience gains	46	74
Accrued postemployment costs	$300	$326

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2005 and 2004, assumed compensation cost increases of 4.0% in 2005 and 2004, and assumed benefits as defined in the respective plans.  Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 16.  Additional Information:

The amounts shown below are for continuing operations.

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)

Research and development expense	$385	$388	$374

Advertising expense	$1,314	$1,258	$1,142

Interest and other debt expense, net:
Interest (income) expense, Altria Group, Inc. and affiliates	$(6)	$(2)	$31
Interest expense, external debt	657	679	647
Interest income	(15)	(11)	(13)
	$636	$666	$665

Rent expense	$436	$448	$450

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2005, were as follows (in millions):

2006	$260
2007	219
2008	166
2009	117
2010	81
Thereafter	153
$996

Note 17. Financial Instruments:

Derivative financial instruments

The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures.  Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures.  The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes.  Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

inception and throughout the hedged period.  The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness.  Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur.  If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions.  Substantially all of the Company’s derivative financial instruments are effective as hedges.  The primary currencies to which the Company is exposed, based on the size and location of its businesses, include the euro, Swiss franc, British pound and Canadian dollar.  At December 31, 2005 and 2004, the Company had foreign exchange option and forward contracts with aggregate notional amounts of $2.2 billion and $2.9 billion, respectively.  The effective portion of unrealized gains and losses associated with forward and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company’s consolidated statement of earnings.

The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by its businesses.  Accordingly, the Company uses commodity forward contracts as cash flow hedges, primarily for coffee and cocoa.  Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil.  In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133.  At December 31, 2005 and 2004, the Company had net long commodity positions of $521 million and $443 million, respectively.  Unrealized gains or losses on net commodity positions were immaterial at December 31, 2005 and 2004.  The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company’s consolidated statement of earnings when the related inventory is sold.

Ineffectiveness related to cash flow hedges was not material for the years ended December 31, 2005, 2004 and 2003.  At December 31, 2005, the Company was hedging forecasted transactions for periods not exceeding the next fifteen months.  At December 31, 2005, the Company estimates that derivative losses of approximately $2 million, net of income taxes, reported in accumulated other comprehensive earnings (losses) will be reclassified to the consolidated statement of earnings within the next twelve months.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity.  Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged item.  Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2005, 2004 and 2003, as follows (in millions):

	2005	2004	2003

Gain as of January 1	$6	$1	$13
Derivative gains transferred to earnings	(42)	(1)	(17)
Change in fair value	32	6	5
(Loss) gain at December 31	$(4)	$6	$1

Credit exposure and credit risk

The Company is exposed to credit loss in the event of nonperformance by counterparties.  However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2005.

Fair value

The aggregate fair value, based on market quotes, of the Company’s third-party debt at December 31, 2005, was $10,750 million as compared with its carrying value of $10,548 million.  The aggregate fair value of the Company’s third-party debt at December 31, 2004, was $12,835 million as compared with its carrying value of $12,291 million.

See Notes 4, 8 and 9 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 18.  Contingencies:

Kraft and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought.  While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Third-Party Guarantees

At December 31, 2005, the Company’s third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $27 million.  Substantially all of these guarantees expire through 2013, with $14 million expiring during 2006.  The Company is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures.  The Company has a liability of $17 million on its consolidated balance sheet at December 31, 2005, relating to these guarantees.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 19.  Quarterly Financial Data (Unaudited):

		2005 Quarters
		First	Second	Third	Fourth
		(in millions, except per share data)

	Net revenues	$8,059	$8,334	$8,057	$9,663

	Gross profit	$2,955	$3,059	$2,856	$3,398

	Earnings from continuing operations	$699	$758	$674	$773

	Earnings (loss) from discontinued operations	14	(286)

	Net earnings	$713	$472	$674	$773

	Weighted average shares for diluted EPS	1,703	1,698	1,689	1,676

	Per share data:

	Basic EPS:
	Continuing operations	$0.41	$0.45	$0.40	$0.46
	Discontinued operations	0.01	(0.17)
	Net earnings	$0.42	$0.28	$0.40	$0.46

	Diluted EPS:
	Continuing operations	$0.41	$0.45	$0.40	$0.46
	Discontinued operations	0.01	(0.17)
	Net earnings	$0.42	$0.28	$0.40	$0.46

	Dividends declared	$0.205	$0.205	$0.23	$0.23

Market price	– high	$35.65	$33.15	$32.17	$30.80
	– low	$31.34	$30.11	$29.36	$27.88

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

		2004 Quarters
		First	Second	Third	Fourth
		(in millions, except per share data)

	Net revenues	$7,575	$8,091	$7,718	$8,784

	Gross profit	$2,899	$2,984	$2,865	$3,139

	Earnings from continuing operations	$550	$676	$766	$677

	Earnings (loss) from discontinued operations	10	22	13	(49)

	Net earnings	$560	$698	$779	$628

	Weighted average shares for diluted EPS	1,720	1,715	1,710	1,707

	Per share data:

	Basic EPS:
	Continuing operations	$0.32	$0.40	$0.45	$0.40
	Discontinued operations	0.01	0.01	0.01	(0.03)
	Net earnings	$0.33	$0.41	$0.46	$0.37

	Diluted EPS:
	Continuing operations	$0.32	$0.40	$0.45	$0.40
	Discontinued operations	0.01	0.01	0.01	(0.03)
	Net earnings	$0.33	$0.41	$0.46	$0.37

	Dividends declared	$0.18	$0.18	$0.205	$0.205

Market price	– high	$34.70	$33.49	$32.55	$36.06
	– low	$30.88	$29.68	$29.45	$30.99

Basic and diluted EPS are computed independently for each of the periods presented.  Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

During 2005 and 2004, the Company recorded the following pre-tax charges or (gains) in earnings from continuing operations:

	2005 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$150	$29	$26	$274
(Gains) losses on sales of businesses	(116)	1		7
	$34	$30	$26	$281

	2004 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$291	$129	$44	$139
Losses (gains) on sales of businesses			8	(5)
	$291	$129	$52	$134

As discussed in Note 13. Income Taxes, Kraft has recognized income tax benefits in the consolidated statements of earnings during 2005 and 2004 as a result of various tax events, including the benefits earned under the provisions of the American Jobs Creation Act.

Note 20. Subsequent Event:

In January 2006, the Company announced plans to continue its restructuring efforts beyond those originally contemplated (see Note 3. Asset Impairment, Exit and Implementation Costs).  Additional pre-tax charges are anticipated to be $2.5 billion from 2006 to 2009, of which approximately $1.6 billion are expected to require cash payments.  These charges will result in the anticipated closure of up to 20 additional facilities and the elimination of approximately 8,000 additional positions.  Initiatives under the expanded program include additional organizational streamlining and facility closures.  The entire restructuring program is expected to ultimately result in $3.7 billion in pre-tax charges, the closure of up to 40 facilities and the elimination of approximately 14,000 positions.  Approximately $2.3 billion of the $3.7 billion in pre-tax charges are expected to require cash payments.